UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 12, 2011

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida		32413
(Address of Principal Executive Offices)		(Zip Code)

(850) 588-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2011, The St. Joe Company (the “Company”) entered into a Stockholder Agreement with Fairholme Funds, Inc. and Fairholme Capital Management, L.L.C., on behalf of the Fairholme Accounts, (“Fairholme Management” together with Fairholme Funds, Inc., “Fairholme”) permitting Fairholme to acquire beneficial ownership of up to 50% of the Company’s outstanding common stock. The Company had previously approved, in 2009, Fairholme’s acquisition of beneficial ownership of up to 30% of the Company’s outstanding common stock. As a result of the Board’s approval of the Stockholder Agreement, Florida’s control share acquisition statute will not apply to the beneficial ownership of shares of up to 50% of the Company’s outstanding common stock by Fairholme.

Pursuant to the terms of the Stockholder Agreement, Fairholme has agreed that, until September 14, 2016, it will vote any shares that it beneficially owns or has proxy voting authority in excess of 33.33% (calculated in accordance with the Stockholder Agreement) of the Company’s outstanding common stock in proportion to the manner in which all outstanding shares of common stock are voted. However, the proportional voting requirement will not apply in connection with any public solicitation of proxies for the removal of the Company’s directors or director nominees by a person or group other than Fairholme. Furthermore, the proportional voting requirement will be suspended or terminated in certain circumstances, including, but not limited to, (i) upon any person or group, other than Fairholme, becoming the beneficial owner of 15% or more of the Company’s outstanding common stock, (ii) upon the public announcement by the Company that it has entered into a definitive agreement for certain types of major transactions, including a merger or sale of all or substantially all the assets of the Company, (iii) upon the consummation of a sale by Fairholme to a non-affiliate holder of those shares of the Company’s common stock acquired after the date hereof (the “Additional Shares”) or (iv) with respect to Additional Shares beneficially owned by a Fairholme Account, upon the termination of Fairholme Management’s advisory agreement with such account.

Fairholme is the Company’s largest shareholder and two of the Company’s directors are affiliated with Fairholme.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 12, 2011, the Board of Directors of the Company appointed Jeffrey C. Keil to serve as a member of the Board effective September 12, 2011. Mr. Keil will serve for a term expiring at the 2012 Annual Meeting of Shareholders, at which time his continued Board service will be subject to renomination and shareholder approval. The Board also appointed Mr. Keil to serve as a member of its Audit and Finance Committee. Mr. Keil is a private investor who previously served as President and director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil currently serves as a director of Leucadia National Corporation and as Chair of its Audit Committee, and serves as a director of BlackRock Institutional Trust Company. Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc., a specialty real estate finance company.

The selection of Mr. Keil was not pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Keil is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As compensation for his Board service, Mr. Keil will receive the compensation applicable to all the Company’s non-employee directors. For 2011, non-employee directors will receive annual compensation fees payable, at such director’s election, either as (i) $75,000 in cash, (ii) $93,750 in shares of the Company’s common stock or (iii) $25,000 in cash plus $68,750 in shares of the Company’s common stock. In addition, Mr. Keil will enter into an indemnification agreement in the form approved for all non-employee directors and filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Janna L. Connolly
Janna L. Connolly
Senior Vice President and Chief Financial Officer

Date: September 16, 2011